                                                                   Exhibit 8.1



Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

     Re:  Registration Statement on Form S-1
          File No. 33-60869
          Tax Characterization Issues

Gentlemen and Ladies:

          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation ("Green Tree"), in connection with the preparation of a Registration Statement on Form S-1, File No. 33-60869, filed with the Securities and Exchange Commission on July 5, 1995, as amended by Amendment No. 1 thereto filed on July 31, 1995 (the "Registration Statement"), relating to the registration of $308,000,000 of ___% Securitized Net Interest Margin Certificates (the "Senior Certificates"). The Senior Certificates are to be issued under a Trust Agreement (the "Trust Agreement") substantially in the form filed as Exhibit 4.1 to the Registration Statement, among Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I"), Green Tree Manufactured Housing Net Interest Margin Finance Corp. II, a Delaware corporation ("Finance II"), and Wilmington Trust Company, as trustee (the "Trustee").

          Pursuant to the terms of a Residual Assets Assignment dated as of June 1, 1995 (the "Residual Assets Assignment"), Green Tree will assign the Residual Assets (as defined in the Residual Assets Assignment) to Finance I and Finance II as a contribution of capital. Pursuant to the terms of a Guarantee Fee Assignment dated as of June 1, 1995 (the "Guarantee Fee Assignment"), Green Tree will assign the right to receive the Guarantee Fees (as defined in the Guarantee Fee Assignment) to Finance I as a contribution of capital.

          Pursuant to the terms of a Transfer Agreement dated as of June 1, 1995, among Finance I, Finance II and the Trust, Finance I and Finance II will transfer the Residual Assets to the Trust. Pursuant to an Underwriting Agreement dated August __, 1995, among Lehman Brothers Inc., Merrill Lynch & Co. (collectively, the "Underwriters"), Green Tree, Finance I and Finance II, the Trust will issue and sell to the Underwriters $308,000,000 aggregate principal amount of ___%

Green Tree Financial Corporation
August __, 1995
Page 2


Securitized Net Interest Margin Certificates (the "Senior Certificates"). Finance I and Finance II will receive Subordinated Certificates representing the right to receive all assets distributed by the Trust after payment in full of the Senior Certificates. The Trust will use a portion of the proceeds to loan $227,500,000 to Finance I in return for a limited recourse note (the "Finance I Note") secured by the Guarantee Fees, will deposit another $7,500,000 in a Reserve Fund for the benefit of the Senior Certificateholders, and will remit all remaining proceeds to Finance I and Finance II, as the holders of the Subordinated Certificates. Finance I and Finance II will distribute the proceeds from such loan and distributions received on the Subordinated Certificates (net of operating expenses) to Green Tree as a dividend, and will distribute any additional amounts received with respect to the Subordinated Certificates (net of operating expenses) as further dividends to Green Tree when and if received.

          You have requested our opinion with respect to the federal income tax characterization of the Trust and the Senior Certificates. For purposes of rendering our opinion we have examined the Registration Statement, the Trust Agreement, the Residual Assets Assignment, the Guarantee Fee Assignment and the related documents and agreements contemplated therein (collectively, the "Transaction Documents") and we have reviewed such questions of law as we have considered necessary and appropriate. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement.

          Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Any change in such authorities may affect the opinions rendered herein. In rendering our opinion, we have reviewed the partnership anti-abuse rules contained in Section 1.701-2 of the Treasury Regulations, and have determined that such rules will have no effect on our opinion.

          Our opinion is also based on the projections, representations, warranties, covenants and agreements set forth in the Transaction Documents and the assumption that Green Tree, the Senior Certificateholders, the Subordinated Certificateholders and the Trustee will at all times comply with the requirements of

Green Tree Financial Corporation
August __, 1995
Page 3


the Transaction Documents. We have also relied in part on various factual representations made to us by the Subordinated Certificateholders, including the following:

     1. There are and will be during the life of the Trust no contracts or other agreements between the Subordinated Certificateholders and the Senior Certificateholders other than as set forth in the Transaction Documents.

     2. The Senior Certificateholders will not control the Subordinated Certificateholders or otherwise cause the Subordinated
        Certificateholders to act as their agent, and will not use the Subordinated Certificateholders to conceal their own active involvement in the conduct of the business of the Trust.

     3. The net worth of each Subordinated Certificateholder shall be not less than the Minimum Net Worth.

     4. The valuation of the Guarantee Fees and the Residual Assets disclosed in the Prospectus filed as part of the Registration Statement represents a reasonable estimate of the present value of the cash flows from the Guarantee Fees and the Residual Assets, based on Green Tree management's best estimate of the future principal prepayments, defaults and recovery rates on the related Contracts, which in turn is based on Green Tree's historical experience with pools of manufactured housing contracts, and using a discount rate that Green Tree management believes approximates a market rate of interest for the Senior Certificates. Such valuations were also presented to the rating agencies for use in their analysis of the Senior Certificates. Green Tree does not, however, warrant that the related Contracts will actually conform to such estimates.

        Although we have not undertaken an independent investigation of any factual matters, nothing contrary to any of these representations has come to our attention in the course of our consideration of these matters. Any alteration of such factual representations may adversely affect our opinion.

Green Tree Financial Corporation
August __, 1995
Page 4


          An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

          1. Federal Tax Characterization of the Trust. Based principally on currently applicable Treasury Regulations issued under Section 7701 of the Code, which Regulations we believe to be controlling, it is our opinion that the Trust will not be treated as an "association" taxable as a corporation for federal income tax purposes. In two significant cases regarding the classification of limited partnerships for tax purposes, the opinions of the Court of Claims and the United States Tax Court closely followed the tests set forth in these regulations. See Zuckman v. United States, 524 F.2d 79 (Ct. Cl. 1975); Larson
v. Commissioner, 66 T.C. 159 (1976), acq., 1979-1 C.B. 1; see also Rev. Rul. 79-106, 1979-1 C.B. 448, Rev. Rul. 95-9, 1995-3 I.R.B. 17, and Rev. Proc. 89-12,
1989-1 C.B. 798. Furthermore, in Revenue Ruling 88-79, 1988-2 C.B. 361, the Service ruled that the tests set forth in these regulations to distinguish a partnership from an association should also be applied to determine the tax characterization of a business trust.

          Section 301.7701-2(a)(1) of the Treasury Regulations lists six major characteristics ordinarily found in a corporation which distinguish a corporation from other forms of organizations. Section 301.7701-2(a)(2) of the Treasury Regulations provides that since two of these factors (associates and an objective to carry on business and divide the gains therefrom) are generally common to both corporations and partnerships, the determination of whether an organization that has such characteristics is to be treated for tax purposes as a partnership or as an association taxable as a corporation depends upon an analysis of the remaining factors: continuity of life, free transferability of interests, centralization of management and limited liability.

          Section 301.7701-2(a)(3) of the Treasury Regulations specifies that an unincorporated organization shall not be classified as an association taxable as a corporation unless such organization has more corporate characteristics than non-corporate characteristics, excluding characteristics common to both types of organizations. Under Section 301.7701-2(a)(3) of the Treasury Regulations, each of the four above-described characteristics is assigned equal weight in determining whether an organization has more corporate characteristics than non-corporate

Green Tree Financial Corporation
August __, 1995
Page 5


characteristics. See Larson and Rev. Rul. 95-9, 1995-3 I.R.B. 17, each of which applied equal weight to each of the four characteristics.

          We conclude that under the Treasury Regulations' tests and relevant judicial authorities, the Trust lacks continuity of life and limited liability and that the Trust therefore will not be treated as an association taxable as a corporation for federal income tax purposes. The basis for this conclusion is discussed in more detail below.

          (a) Continuity of Life. Under Section 301.7701-2(b)(1) of the Treasury Regulations, an organization is deemed to lack the corporate characteristic of continuity of life if the death, insanity, bankruptcy, retirement, resignation or expulsion of any member will cause a dissolution of the organization. Section 301.7701-2(b)(1) of the Treasury Regulations further provides that a limited partnership will not have continuity of life if such an event of withdrawal of a general partner causes a dissolution of the partnership, notwithstanding the fact that a dissolution upon such an event may be avoided by the remaining general partners or at least a majority in interest of all remaining partners agreeing to continue the partnership.

          Section 10.2 of the Trust Agreement provides that if either or both of the Subordinated Certificateholders experience a Dissolution Event (consisting of the withdrawal or expulsion of such Subordinated Certificateholder as a Subordinated Certificateholder of the Trust, the termination or dissolution of such Subordinated Certificateholder, or the occurrence of an Insolvency Event with respect to such Subordinated Certificateholder), the Trust shall terminate. Based on this provision and the foregoing authorities, we conclude that the Trust lacks the corporate characteristic of continuity of life.

          (b) Limited Liability. Section 301.7701-2(d)(1) of the Treasury Regulations provides that an organization has the corporate characteristic of limited liability if there is no member who is personally liable for the debts of the organization. Section 301.7701-2(d)(1) of the Treasury Regulations further provides that in the case of a corporate general partner of a limited partnership, personal liability exists with respect to such general partner if the general partner has "substantial assets" (in addition to its interest in the partnership) which could be reached by a creditor of the partnership or if the general partner is not merely a "dummy" acting as the agent for the limited partners. For advance ruling purposes,

Green Tree Financial Corporation
August __, 1995
Page 6


a limited partnership generally will be deemed to lack limited liability where the net worth of its corporate general partners at the time of the ruling request equals at least 10% of the total contributions to the partnership, and such net worth is expected to continue to equal at least 10% of the total contributions throughout the life of the partnership. Rev. Proc. 89-12 at (S)
4.07. In Larson, the Tax Court held that, in the case of corporate general partners, if (1) the persons controlling the general partners are independent from, and unrelated to, the limited partners, and (2) the general partners are not being used by the limited partners "as a screen to conceal their own active involvement in the conduct of the business" of the partnership, then the general partner or partners will not be considered as agents of the limited partners.

          Although the Subordinated Certificateholders have represented that each of them will have a net worth at least equal to the Minimum Net Worth, we have not determined if the Subordinated Certificateholders have "substantial assets" within the meaning of the Treasury Regulations. Consistent with the discussion below, if the Senior Certificates are treated as debt of the Trust, it would appear, however, that the Subordinated Certificateholders may satisfy the 10% net worth condition to an advance ruling discussed above. Moreover, if the Senior Certificates are treated as debt of the Trust, the Subordinated Certificateholders will be the only parties who can be treated as partners in the Trust, and thus the Subordinated Certificateholders could not be considered to be "dummies" acting as agents for any other partners.

          In addition, the Subordinated Certificateholders have represented that the Senior Certificateholders will not control the Subordinated Certificateholders or otherwise cause the Subordinated Certificateholders to act as their agent, and that the Senior Certificateholders will not use the Subordinated Certificateholders to conceal their own active involvement in the conduct of the business of the Trust. Thus, even if the Senior Certificates were recharacterized as equity interests in the Trust, the Subordinated Certificateholders would not be "dummies" acting as the agents of the Senior Certificateholders. Therefore, based on the foregoing authorities and the representations of the Subordinated Certificateholders, we conclude that the Trust lacks the corporate characteristic of limited liability.

          Thus, we conclude that under the tests of the applicable Treasury Regulations, the Trust lacks the corporate characteristics of continuity of life and limited liability. Under the Treasury Regulations, the absence of any two of the four

Green Tree Financial Corporation
August __, 1995
Page 7


principal characteristics which distinguish a partnership from an association is sufficient to establish that the Trust will not be treated as an association for federal income tax purposes. Therefore, it is our opinion that pursuant to
Section 7701 of the Code, the Trust will not be treated as an association taxable as a corporation for federal income tax purposes. It is not necessary to determine and we do not express any opinion regarding whether the Trust will possess the characteristics of free transferability or centralized management.

          (c) Publicly Traded Partnership. Under Section 7704 of the Code, certain publicly traded partnerships are treated as corporations for federal income tax purposes. This treatment does not apply, however, to any publicly traded partnership if 90% or more of the gross income of the partnership constitutes "qualifying income." For purposes of Section 7704, "qualifying income" generally includes interest, dividends and certain other types of passive income.

          (i) Certain Qualifying Income. Pursuant to the Transaction Documents, the sole sources of income for the Trust will be the Residual Assets (and the related obligation of Green Tree to make Inside Refinancing Payments and Repurchase Payments pursuant to the Residual Assets Assignment) and the Finance I Note. Section 7704(d)(4) of the Code provides that "qualifying income" includes any income which would qualify as interest or certain other items of income under Section 856(c)(2) of the Code. Section 856(c)(6)(E) states, in part, that any income includible in gross income with respect to an interest in a REMIC, including the Residual Assets, shall be treated as interest on an obligation secured by a mortgage on real property. Therefore, based on the foregoing and on the representations made in the documents creating the REMICs in which the Residual Assets represent an ownership interest, we conclude that the income of the Trust from the Residual Assets will be considered qualifying income within Section 7704 of the Code. Furthermore, we believe that the interest payments on the Finance I Note also will be treated as qualifying income.

          (ii) Status of the Finance I Note. In general, for federal income tax purposes, the characterization of a transaction as a sale of property or a secured loan is a question of fact, the resolution of which is based upon a determination of who will receive the benefits of, and bear the burdens relating to, the property. Thus, the determination of whether an instrument arising from such a transaction will be treated as debt for federal income tax purposes, or instead will be treated as a sale of the assets which secure such debt, depends on all the facts and

Green Tree Financial Corporation
August __, 1995
Page 8


circumstances in each case. See generally, Plumb, The Federal Income Tax Significance of Corporate Debt: A Critical Analysis and a Proposal, 26 Tax L. Rev. 369 (1971). In any such determination, several factors must be considered, and debt characterization may be indicated by, among other things, the independence of the debt holders and equity holders, the intention of the parties to create a debt, the creation of a formal debt instrument, the provision of a fixed maturity date, the safety of the principal amount, the debt to equity ratio of the issuer, the nature of the assets serving as security for the obligation, and various other factors.

          With respect to the Finance I Note, we note that the Trust, as the holder of the Finance I Note, may be considered independent from Green Tree, the sole owner of the equity interests in Finance I. Finance I and the Trust have evidenced their intention to create a debt, and the Finance I Note is in form a debt instrument which includes an unconditional promise to pay a sum certain, together with interest on the unpaid balance thereof, by a reasonably close, fixed maturity date. The Finance I Note's maturity date is July 15, 2005, which is less than ten years from its date of issue, and it includes default provisions which appear to be commercially reasonable and consistent with debt characterization. With respect to the safety of the principal amount of the Finance I Note, the debt to equity ratio of Finance I, evidenced by a substantial retained interest accruing to the benefit of Finance I as measured by the excess of the value of the Guarantee Fees over the face amount of the Finance I Note, is within the range of commonly accepted debt to equity ratios. In addition, the interest rate payable with respect to the unpaid principal of the Finance I Note appears to be consistent with an investor's determination that such note is a debt instrument. Finally, we note that the Guarantee Fees, which serve as security for the Finance I Note, represent income for services yet to be performed by Green Tree. Several cases have held that similar types of service income streams cannot be sold, and that any attempted sale of such income should be treated as a loan for federal income tax purposes. See, e.g. Hydrometals, Inc. v. Commissioner, 31 T.C.M. 1250 (1972). Based on these considerations and certain others, we conclude that the Finance I Note will be treated as debt for federal income tax purposes and that the interest thereon will be qualifying income within Section 7704 of the Code.

          Thus, we conclude that if the Trust is treated as a partnership for federal income tax purposes, 90% or more of the Trust's gross income will constitute "qualifying income" within the meaning of Section 7704 of the Code. Therefore, it

Green Tree Financial Corporation
August __, 1995
Page 9


is our opinion that the Trust will not be taxed as a corporation under the publicly traded partnership rules of Section 7704 of the Code.

          2. Federal Tax Characterization of the Senior Certificates. As discussed above, the characterization of an instrument as debt or equity for federal income tax purposes depends on all of the facts and circumstances in each case. In analyzing the federal income tax characterization of the Senior Certificates, we note that the Senior Certificateholders will be independent from Finance I and Finance II, the holders of the equity interests in the Trust. We also note that, while the Senior Certificates are not clearly designated as notes or debt obligations, the terms of the Senior Certificates and the Trust Agreement contain an unconditional promise by the Trust to pay to Senior Certificateholders a sum certain, together with interest on the unpaid balance thereof, by a reasonably close fixed maturity date (July 15, 2005), and an agreement by all parties to treat the Senior Certificates as debt for federal income tax purposes. The Senior Certificates also include default provisions which appear to be commercially reasonable and consistent with debt characterization. With respect to the safety of the principal amount of the Senior Certificates, we note that the equity capitalization of the Trust, as evidenced by a substantial retained interest accruing to the benefit of the Trust (and Subordinated Certificateholders) measured by the excess of the value of the assets of the Trust over the outstanding principal amount of the Senior Certificates, including the Reserve Fund described herein, appears to be within the range of reasonable debt to equity ratios. As a result, the Senior Certificates have received one of the four highest, i.e. investment grade, ratings from two nationally recognized statistical rating organizations. Furthermore, the interest rate payable with respect to the unpaid principal of the Senior Certificates appears to be consistent with a Senior Certificateholder's determination that the Senior Certificates are debt instruments.

          Based on the factors listed above and certain other considerations, although there are no regulations, published rulings or judicial decisions involving the characterization for federal income tax purposes of interests with the same terms as the Senior Certificates, and although the result is not free from doubt in view of the treatment of the transactions contemplated by the Transaction Documents by Green Tree for purposes of its financial statements prepared in accordance with generally accepted accounting principles, the equity capitalization of the Trust, and certain other features of the Senior Certificates, on balance, it is our opinion that the Senior Certificates should be treated as debt for federal income tax purposes.

Green Tree Financial Corporation
August __, 1995
Page 10


          We express no opinion about the tax treatment of any features of the Trust's activities or an investment therein other than those expressly set forth above.

          Except as provided below, the foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

          We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the prospectus forming a part of the Registration Statement, and we hereby confirm that the discussion under such heading accurately sets forth our advice as to the likely outcome of material issues under the federal income tax laws.

Dated:   August __, 1995

                                    Very truly yours,



CFS